EXHIBIT 99.2

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES TO ISSUE STOCK OPTIONS TO EMPLOYEES IN CONNECTION WITH PAY AND BENEFIT REDUCTIONS

HOUSTON, Feb. 28, 2005 - Continental Airlines (NYSE:CAL) today issued the following bulletin to its employees:

Continental today announced that it plans to issue to its employees stock options for approximately 10 million shares of Continental's common stock in connection with the previously announced pay and benefit reductions. The 10 million shares represent approximately 15 percent of the currently outstanding shares of common stock of Continental.

This program applies to all U.S.-based employees, except officers and members of Continental's board of directors, and international employees where practical based on foreign laws and regulations.

The employee option grant is subject to New York Stock Exchange (NYSE) acceptance of Continental's application for an exception to the NYSE's shareholder approval requirement for grants of equity to employees. In connection with the application, the audit committee of Continental's board of directors today determined that the delay necessary in obtaining shareholder approval would seriously jeopardize the financial viability of the company.

"These stock options will be a powerful incentive that reinforces our culture of working together to win together," said Larry Kellner, Continental's chairman and chief executive officer. "Combined with our enhanced profit sharing plan, the options will give employees a meaningful stake in the company's future success."

The company anticipates that the options will be issued by the end of March 2005, subject to the ratification of union agreements and the NYSE's acceptance of Continental's exemption request described above. Each stock option grant will represent the right to acquire shares of Continental common stock at the closing price of the common stock on the NYSE on the date of grant. The options will become exercisable in three equal installments on the first, second and third anniversaries of the date of grant, and will have a term ranging from six to eight years.

Continental will release a Q and A for its employees later this week that will address further details of the program.

The securities discussed herein have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2003 10-K and its other securities filings, which identify important matters such as the consequences of failing to achieve the $500 million reduction in annual payroll and benefit costs by Feb. 28, 2005, terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, the airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that any or all of the options will be granted, which depends on achieving the previously announced wage and benefit cost reductions and the New York Stock Exchange's acceptance of the company's application for an exception to applicable shareholder approval requirements.

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